EXHIBIT 5.1
July 27, 2023
Interactive Brokers Group, Inc.
One Pickwick Plaza
Greenwich, Connecticut 06830

Ladies and Gentlemen:

We have acted as counsel to Interactive Brokers Group, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 10,000,000 shares (the “Shares”) of Class A Common Stock, $0.01 par value per share, of the Company to be offered and sold under the Interactive Brokers Group, Inc. 2007 Stock Incentive Plan (as amended, supplemented or modified as of the date hereof, the “2007 Plan”).

We have examined such documents, and such matters of fact and law, that we have deemed necessary for the purpose of issuing the opinion expressed herein.  In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, conformed or photostatic copies, the genuineness of all signatures, the legal capacity of all natural persons who are signatories to such documents, and the authority of all persons signing on behalf of the parties to such documents.  Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance will be the same as such laws, rules and regulations in effect as of the date hereof.

 Our opinion herein is based solely upon the Delaware General Corporation Law, and we express no opinion with respect to any other laws (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Shares).  In addition, the opinion expressed herein is based on the assumption, and subject to the condition, that the Shares will be duly registered on the books of the transfer agent and the registrar in the name and on behalf of the shareholders, that the Shares will be issued by the Company against payment therefore (not less than par value) in the circumstances contemplated by the 2007 Plan, and that individual issuances, grants or awards of Shares under the 2007 Plan are duly authorized by all necessary corporate action and issued, granted or awarded and exercised in accordance with the requirements of all applicable laws and the 2007 Plan.

Based on the foregoing, and subject to and in reliance upon the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares have been duly authorized and, subject to the effectiveness of the Registration Statement and compliance with applicable state laws (including securities laws) of the states in which the Shares may be offered and sold, when issued in accordance with the terms of the 2007 Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to advise you of any change in any applicable law or in facts or circumstances which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Dechert LLP

Dechert LLP